UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 19, 2013

Global Lines Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-170091	99-0367049
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

16400 Collins Avenue, Unit 2142, Sunny Isles Beach, FL  33160
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code 954-889-7573

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02  Unregistered Sales of Equity Securities.

On May 17, 2013, we entered into a private placement subscription agreement with Alkaline 84, LLC and Bank Gutenberg AG (“Bank Gutenberg”), whereby Bank Gutenberg purchased a note from Alkaline in the principal amount of $50,000. The note bears interest at 10% per annum and is payable on May 30, 2013. Upon completion of the acquisition of Alkaline by our company, the Note will become convertible into units (each, a “Unit”) of our company at the price of $0.40 per Unit. Each Unit will consist of one common share (each, a “Share”), one share purchase warrant (each, a “First Warrant”) and one-half of one share purchase warrant (each, a “Second Warrant”). The First Warrant will entitle Bank Gutenberg to purchase, for a period of two years from issuance, one additional Share at an exercise price of $0.50 per Share and each whole Second Warrant will entitle Bank Gutenberg to purchase, for a period of two years from issuance, one additional Share at an exercise price of $0.60 per Share. We issued the note to a non-U.S. person (as that term is defined in Regulation S of the Securities Act of 1933) in an offshore transaction in which we relied on the exemptions from the registration requirements provided for in Regulation S and/or Section 4(2) of the Securities Act of 1933.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 19, 2013, Sergejs Belkovs resigned as a director of our company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL LINES INC.

By:

/s/ Stephen Rolls
Stephen Rolls
Chief Executive Officer, President, Chief
Financial Officer and Director

Date: May 28, 2013